Exhibit 10.2

THIRD AMENDMENT TO LEASE

THIS THIRD AMENDMENT TO LEASE (“Third Amendment”) is entered into as of August 1, 2013 (the “Effective Date”), by and between POINT RICHMOND R&D ASSOCIATES II, LLC, a California limited liability company (“Landlord”), and SANGAMO BIOSCIENCES, INC., a Delaware corporation (“Tenant”), with reference to the following facts:

A. Landlord and Tenant entered into that certain Triple Net Laboratory Lease dated as of May 23, 1997, together with an Addendum thereto dated May 28, 1997 (the “Original Lease”), as amended by those certain letter agreements dated June 15, 1999, April 21, 2000 and November 3, 2000 and by that certain First Amendment to Lease dated March 12, 2004 (the “First Amendment”) and by that certain Second Amendment to Lease dated March 15, 2007 (the “Second Amendment”) (the Original Lease, as so amended, is referred to herein as the “Lease”), pursuant to which Landlord leased to Tenant certain premises consisting of approximately 26,629 rentable square feet (“Premises”) in the building located at 501 Canal Boulevard, Point Richmond, California (the “Building”).

B. Tenant has exercised the first Extension Option as set forth in Section 8(a) of the First Amendment, and Landlord and Tenant have agreed on the terms respecting the Option Term.

C. Landlord and Tenant now wish to enter into this Third Amendment to memorialize the terms respecting the first Option Term, to grant Tenant an additional extension option, and otherwise amend the Lease subject to and in accordance with the following terms and conditions.

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1. Incorporation of Recitals and Defined Terms. The Recitals above are hereby incorporated herein. Capitalized terms which are not otherwise defined in this Third Amendment shall have the meanings set forth in the Lease.

2. Additional Extension Option. The first sentence of Section 8(a) of the First Amendment is hereby amended and restated in its entirety as follows:

“Landlord hereby grants Tenant options to extend the Extended Term (each, an “Extension Option”) for three (3) additional periods of five (5) years each (each, an “Option Term”), commencing immediately after the expiration of the Extended Term, in the case of the first Extension Option, the expiration of the first Option Term, in the case of the Second Extension Option, or the expiration of the second Option Term, in the case of the third Extension Option.”

3. Exercise of Extension Option / Lease Term. Landlord and Tenant acknowledge that Tenant has exercised the first of three Extension Options pursuant to Section 8(a) of the First Amendment (as amended herein). Accordingly, the term of the Lease is hereby extended for a period of five (5) years and shall expire on August 31, 2019. The portion of the term from September 1, 2014 through August 31, 2019 shall be referred to herein as the “first Option Term.”

4. Base Monthly Rent. The schedule of Base Monthly Rent payable with respect to the Premises during the first Option Term is the following::

PERIOD	APPROXIMATE MONTHLY RATE PER SQUARE FOOT	BASE MONTHLY RENT
September 1, 2014—August 31, 2015	$2.07	$55,122.03
September 1, 2015—August 31, 2016	$2.13	$56,775.69
September 1, 2016—August 31, 2017	$2.20	$58,478.96
September 1, 2017—August 31, 2018	$2.26	$60,233.33
September 1, 2018—August 31, 2019	$2.33	$62,040.33

5. Operating Expenses.

(a) During the first Option Period, Tenant shall pay for Tenant’s Pro Rata Share of Operating Expenses in accordance with the terms of the Lease, including without limitation, the cap on Tenant’s Pro Rata Share of Operating Expenses as set forth in Section 6 of the First Amendment (which by its terms, as modified by Section 6 of the Second Amendment, applies only to the Original Premises (as defined in the Second Amendment) and does not apply to the Expansion Space (as defined in the Second Amendment) (the “Original Premises CAM Cap”).

(b) In addition to the Original Premises CAM Cap, during the first Option Term, Tenant’s Pro Rata Share of Operating Expenses attributable to the Expansion Space shall not increase by more than 5% per calendar year on a compounding and cumulative basis throughout the first Option Term, prorated and adjusted for any partial years (e.g. Tenant’s Pro Rata Share of Operating Expenses for 2015 shall not exceed 105% of Tenant’s Pro Rata Share of Operating Expenses for 2014; Tenant’s Pro Rata Share of Operating Expenses for 2016 shall not exceed 105% of the maximum allowable amount of Tenant’s Pro Rata Share of Operating Expenses permitted for 2015; etc.). If Tenant exercises one or more of the remaining Extension Option(s) provided in Section 8 of the First Amendment, then Tenant’s Pro Rata Share of Operating Expenses during each Option Term shall be subject to the foregoing 5% per annum cap, with the cap on Tenant’s Pro Rata Share of Operating Expenses for the first calendar year during each Option Term to be 5% in excess of the maximum allowable amount of Tenant’s Pro Rata Share of Operating Expenses permitted for the calendar year immediately preceding the first calendar year of the applicable Option Term; provided, however, Landlord shall have the right, by written notice delivered to Tenant no later than sixty (60) days prior to the commencement date of the applicable Option Term, to designate that the cap on Tenant’s Pro

Rata Share of Operating Expenses for the first calendar year during such Option Term shall instead be 5% in excess of the actual Tenant’s Pro Rata Share of Operating Expenses for the calendar year immediately preceding the first calendar year of such Option Term.

6. Landlord Improvements / Condition of Expansion Space.

(a) Tenant acknowledges that it has been, and continues to be, in possession of the Premises, is familiar with the condition of the Premises and continues to occupy the Premises in its “as is, where is” condition, with all faults, without any representation, warranty or improvement by Landlord of any kind whatsoever, except as expressly provided in Section 5(b) below or in the Lease. As of the Effective Date, Landlord has not caused the Premises to have undergone an inspection by a Certified Access Specialist (CASp).

(b) Landlord shall cause the following improvements to be constructed at the Property: (i) add Building exterior lighting on the south and west exterior walls of the Premises, (ii) relocate the exterior light below the canopy on the east exterior of the Premises to be raised above the canopy, (iii) increase the number of security cameras at the Property and strategically locate the new cameras to improve overall camera coverage of the Property, (iv) add signage around the perimeter of the Property warning that the site is patrolled by security guards and subject to video surveillance, (v) add color to the landscape beds at the main suite entry and on the south and east sides of the Premises, and (vi) slurry seal and re-stripe the parking lot on the east side of the Building from the main Canal Boulevard entry all the way to the entrance to Suite E (collectively, the “Landlord Improvements”). The type and quality of the Landlord Improvements shall be typical of standard improvements constructed by Landlord which are of the nature and quality required by specifications developed for the Building by Landlord. The parties anticipate the Landlord Improvements to be substantially completed on or about November 1, 2013 (the “Anticipated Completion Date”). If for any reason whatsoever, Landlord cannot substantially complete the Landlord Improvements by the Anticipated Completion Date, this Amendment shall not be void or voidable, nor shall Landlord be liable to Tenant for any loss or damage resulting therefrom. However, in such event, Landlord shall provide Tenant with notice of such delayed completion and shall continue with commercially reasonable diligence to substantially complete the Landlord Improvements as soon as practical. Notwithstanding anything in the Lease to the contrary, the cost of the Landlord Improvements shall not be billed to Tenant, as part of Operating Expenses or otherwise.

7. Extended Term Allowance. In accordance with the terms of Section 7 of the First Amendment (as subsequently modified by Section 8 of the Second Amendment), Tenant is entitled to an Extended Term Allowance in the amount of $43,720.00 per year i.e. each 12 month period from September 1, 2011 through August 31, 2014) which may be used by Tenant toward the cost of performing Alterations in the Premises in accordance with the terms and conditions of Section 7.3 of the Original Lease (the “Extended Term Alterations”). Notwithstanding the provisions of Section 7(a) of the First Amendment, any portion of the Extended Term Allowance that is not claimed by Tenant prior to August 31, 2014, shall be added to the first Option Term Allowance (as defined in Section 7 below) and shall be available to Tenant during the subsequent years. Any portion of the Extended Term Allowance that is not claimed by Tenant prior to August 31, 2019, shall accrue to the sole benefit of Landlord, and Tenant shall not be entitled to any credit, abatement or other concession in connection therewith (unless Tenant exercises the second Option Term pursuant to Section 8(a) of the First Amendment, in which event such August 31, 2019 date shall be revised to August 31, 2024).

8. First Option Term Allowance.

(a) During the first Option Term, Landlord agrees to contribute the sum of $46,600.75 per year (collectively, the “first Option Term Allowance”) for each year during the first Option Term i.e. each 12 month period from September 1 through August 31 during the first Option Term) toward Tenant’s cost of performing Alterations in the Premises or improvements to the infrastructure servicing the Premises (e.g. HVAC equipment, vacuum pumps, etc.) as performed in accordance with the terms and conditions of Section 7.3 of the Original Lease (the “first Option Term Alterations”). The first annual increment of the first Option Term Allowance shall be available to Tenant on and after September 1, 2014, and each subsequent annual increment of the first Option Term Allowance shall be available to Tenant on and after each September 1 thereafter through August 31, 2019. If Tenant does not submit a request for full payment of any annual increment of the first Option Term Allowance to Landlord for any year in which such annual increment of the first Option Term Allowance is available, such unused amount shall be added to the increment of the first Option Term Allowance available to Tenant during the subsequent years. Any portion of the first Option Term Allowance that is not claimed by Tenant prior to August 31, 2019, shall accrue to the sole benefit of Landlord, and Tenant shall not be entitled to any credit, abatement or other concession in connection therewith (unless Tenant exercises the second Option Term pursuant to Section 8(a) of the First Amendment, in which event such August 31, 2019 date shall be revised to August 31, 2024). The first Option Term Allowance may only be used for hard and/or soft costs in connection with the first Option Term Alterations; and in no event shall the first Option Term Allowance be used for the purchase of equipment, furniture or other items of personal property of Tenant. Tenant shall be responsible for all elements of the design of Tenant’s plans for the first Option Term Alterations (including, without limitation, compliance with law, functionality of design and the structural integrity of the design), and Landlord’s approval of Tenant’s plans therefor shall in no event relieve Tenant of the responsibility for such design.

(b) The first Option Term Allowance shall be paid to Tenant or, at Landlord’s option, to the order of the contractor that performed the applicable first Option Term Alterations, within thirty (30) days following receipt by Landlord of receipted bills or invoices covering all labor and materials expended and used in such first Option Term Alterations. Notwithstanding anything herein to the contrary, Landlord shall not be obligated to disburse any portion of the first Option Term Allowance during the continuance of a default by Tenant under the Lease (beyond the expiration of all applicable cure and notice periods), and Landlord’s obligation to disburse shall only resume when and if such default is cured. Landlord and Tenant acknowledge that all first Option Term Alterations shall, without compensation or credit to Tenant, become part of the Premises and the property of Landlord at the time of their installation and shall remain in the Premises, unless, at the time of Landlord’s consent to the applicable first Option Term Alterations, Landlord notified Tenant in writing that Landlord would require removal of such first Option Term Alterations from the Premises upon the expiration or earlier termination of the Lease. Landlord shall not be entitled to receive (or deduct from the first Option Term Allowance) any construction management fee or oversight fee in connection with any first Option Term Alterations. Notwithstanding the foregoing, Landlord and Tenant agree that if the property management company (currently Wareham Property Group) provides construction management or administrative services in connection with any first Option Term Alterations, such property management company shall be entitled to a construction management or administration fee in connection with any first Option Term Alterations in accordance with the schedule contained on Exhibit D to the First Amendment.

9. Right of First Refusal. The right of first refusal contained in Section 9 of the First Amendment is hereby amended such that the definition of Refusal Space shall include each of Suite C-2 (as shown on Exhibit B to the First Amendment) as well as Suite F containing approximately 7,000 rentable square feet and as shown on Exhibit A hereto.

10. Brokers. Tenant shall indemnify, defend and hold Landlord harmless from and against any and all claims by any real estate broker, salesperson or finder claiming to have represented Tenant for a commission, finder’s fee or other compensation in connection with this Third Amendment. Notwithstanding anything to the contrary contained in this Section 8, Tenant shall be solely responsible for any commission, fees or costs payable to any real estate broker, sales person or finder claiming to have represented Tenant in connection with any future amendment to the Lease or Tenant’s exercise of any extension option or right of first refusal contained in the Lease.

11. Notices. Section 19.2 of the Original Lease is hereby amended to provide that Tenant’s address for notices under the Lease is as follows:

Sangamo BioSciences, Inc.

501 Canal Boulevard, Suite A100

Richmond, California 94804

Attn: Mr. Ward Wolff

Executive Vice President and CFO

12. Authority. This Third Amendment shall be binding upon and inure to the benefit of the parties, their respective heirs, legal representatives, successors and assigns. Each party hereto and the persons signing below warrant that the person signing below on such party’s behalf is authorized to do so and to bind such party to the terms of this Third Amendment.

13. Status of Lease. Except as amended hereby, the Lease is unchanged, and, as amended hereby, the Lease remains in full force and effect.

IN WITNESS WHEREOF, Landlord and Tenant have entered into this Third Amendment as of the date first set forth above.

TENANT:		LANDLORD:

SANGAMO BIOSCIENCES, INC., a Delaware corporation		POINT RICHMOND R&D ASSOCIATES II, LLC, a California limited liability company

By:	/s/ H. Ward Wolff	By:	/s/ Richard K. Robin
Print Name:	H. Ward Wolff	Print Name:	Richard K. Robin
Its:	Executive Vice President and Chief Financial Officer	Its:	Managing Member

EXHIBIT A

Suite F—Refusal Space

1

WINE STREET

2